APPENDIX F            CODE OF ETHICS

I.	INTRODUCTION

CrossingBridge has a fiduciary duty to its Advisory Clients, which requires individuals associated with CrossingBridge to act for the benefit of Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of CrossingBridge’s fiduciary obligations to its Advisory Clients and CrossingBridge’s desire to maintain its high ethical standards, CrossingBridge has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by CrossingBridge or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client. This Code of Ethics is intended to meet the requirements of Rules 17j-1 of the Investment Company Act and 204A-1 of the Investment Advisers Act.

We recognize that CrossingBridge’s Access Persons may wish to engage in personal securities transactions which CrossingBridge needs to balance with their Advisory Clients interests. Consequentially this Code of Ethics has been adopted to address real or apparent conflicts and potential violation of security laws among Advisory Clients, CrossingBridge and its Access Persons. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable) of CrossingBridge. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for CrossingBridge and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

II.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

(1)	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

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(3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary;

(5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

As provided in Section IV.A.(1) below, upon receipt of this Compliance Manual, each Access Person will be required to provide a comprehensive list of all Personal Accounts to CrossingBridge’s Chief Compliance Officer. Periodically, the CCO will confirm the Personal Accounts with each Access Person.

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(1)	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)	Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of CrossingBridge, (i) makes or participates in the making of investment recommendations for CrossingBridge’s clients, or (ii) obtains information on recommended investments for CrossingBridge’s Advisory Clients prior to such investments.

(3)	Client Accounts. A client account includes any account managed by CrossingBridge for which CrossingBridge receives compensation.

C.	BLACKOUT PERIODS. While an Access Person may trade in the same securities as are traded for CrossingBridge’s clients, generally no trade in such securities may be executed:

(1)	Within 30 days after a trade that is executed for an CrossingBridge client account; or

(2)	During a period in which CrossingBridge is trying to increase or decrease its position in any security held by a CrossingBridge client’s account.

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(3)	However, Access Persons may trade in the same securities on the same day as CrossingBridge clients if the trades occur simultaneously or within an aggregated trade ticket. This applies to new positions, increasing positions, decreasing position or closing positions.

(4)	Further Access Persons may trade in the same securities on the same day as CrossingBridge clients should Access Persons transaction price be deemed less favorable than the clients (e.g. Client sells XYZ Stock @ $40 a share, Access Person may sell on the same day XYZ stock at a price lower than $40 a share). This applies to new positions, increasing positions, decreasing position or closing positions.

(5)	Passive securities transactions such as continuing automatic securities trading plans, continuing dividend reinvestment plans, stock splits, non- cash stock distributions, and security calls are not subject to blackout periods and pre-clearance.

For purposes of clarity, the trade date itself will be included when calculating the thirty 30 days. The Chief Compliance Officer may grant an exception to the blackout period in certain situations.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.

B.	Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior written approval of the Chief Compliance Officer, Chief Financial Officer and/or Portfolio Manager before engaging in the following transactions in his or her Personal Account:

(a)	all transactions in Reportable Securities and

(b)	investments in Initial Public Offerings or in Limited Offerings.

The preferred method of a request for pre-clearance should be made by sending an email to the Chief Compliance Office and/or the Portfolio Manager for request of approval of the trades. All email requests and approvals will be archived. A request must provide the following information:

1.	the subject line must contain the statement “Request for PA Trade”;

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2.	name of the issuer; and

3.	type of transaction (buy, sell, etc).

Any approval given under this paragraph will generally remain in effect for only that day unless otherwise specified and documented.

IV.	REPORTING REQUIREMENTS

A.	All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V. below) the following reports:

(1)	Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)	Must disclose all of the Access Person’s current Reportable Securities holdings with the following content for each Reportable Security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

•	title and type of Reportable Security;

•	ticker symbol or CUSIP number (as applicable);

•	number of shares;

•	principal amount of each Reportable Security.

(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account (specifically excluded our cash accounts such as checking and/or savings). The letter attached to this Code of Ethics as Exhibit 3 must be completed and provided to the Chief Compliance Officer.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	Access Persons should use the form of Initial Holdings Report contained in Exhibit 1 to this Code of Ethics or a brokerage statement.

(2)	Annual Holdings Report – Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above. Access Persons

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should use the form of Annual Holdings Report contained in Exhibit 2 to this Code of Ethics.

(1)	Exception from Reporting Requirements

As permitted by Rules 204A-1 and 17j-1 and as an alternative to the reports cited in (1) & (2) above, Access Persons may have their brokers send duplicate copies of all trade confirmations and monthly account statements to the Chief Compliance Officer. The statements are to be received within 30 days of each quarter end. See Exhibit 3 for the form of instruction letter to be sent to brokers.

B.	Definition of Reportable Security – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by registered open-end funds; provided that such funds are NOT advised by CrossingBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CrossingBridge;

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by CrossingBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CrossingBridge.

NOTE: All ETF’s whether organized as open-end management investment companies or    as unit investment trusts are considered Reportable Securities and require pre-clearance of transactions.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the reporting requirements of Section IV of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

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A.	No Initial or Annual Holdings Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and CrossingBridge’s Compliance Manual (including Section XVI. of the Compliance Manual and the Insider Trading Procedures in Appendix G), Access Persons should note that CrossingBridge has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of CrossingBridge. Notwithstanding the foregoing, Access Persons and CrossingBridge may provide such information to persons or entities providing services to CrossingBridge, Advisory Clients or the Funds where such information is required to effectively provide the services in question. Examples of such are:

•	brokers;

•	accountants or accounting support service firms;

•	custodians;

•	transfer agents;

•	bankers; and

•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by CrossingBridge, please see the Chief Compliance Officer.

VII.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of CrossingBridge.

B.	Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by CrossingBridge for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of CrossingBridge.

The CCO will review the PA Trades of Access Persons at least quarterly. The Compliance Officer will review the PA Trades of the CCO at least quarterly.

C.	Sanctions. The executive management of CrossingBridge, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon

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determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors).

VIII. CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

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EXHIBIT 1

CROSSINGBRIDGE INITIAL HOLDINGS REPORT

FOR ACCESS PERSONS

Name of Access Person:

In connection with my new status as an Access Person at CrossingBridge, the following sets forth all of my holdings in Reportable Securities (as defined in Section IV.B. of CrossingBridge’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A. of CrossingBridge’s Code of Ethics). Alternatively, attach Broker, Dealer and/or Bank statements.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

OR

         No holdings in reportable securities (as defined in Section IV.B. of CrossingBridge’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of                                             , 200      (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature
[INSERT NAME]

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EXHIBIT 2

CROSSINGBRIDGE ANNUAL HOLDINGS REPORT

FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

The following sets forth all of my holdings in Reportable Securities (as defined in Section IV.B of CrossingBridge’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A of CrossingBridge’s Code of Ethics) as of December 31 (the “Annual Holdings Certification Date”). Alternatively, attach Broker, Dealer and/or Bank statements.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

OR

         No holdings in reportable securities (as defined in Section IV.B of CrossingBridge’s Code of Ethics) as of the Annual Holdings Certificate Date.

The undersigned Access Person certifies that all information contained in this report is true and correct as of            , 200     (which must be a date within 45 days of the Annual Holdings Certificate Date).

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature
[INSERT NAME]

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EXHIBIT 3

[DATE]

[INSERT NAME OF BROKER]

[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [###]

Dear [CONTACT NAME]:

As the Compliance Officer for CrossingBridge, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

CrossingBridge

[INSERT ADDRESS]

[Attn INSERT NAME, Chief Compliance Officer]

Please feel free to call me at [INSERT TELEPHONE NUMBER] should you have any questions.

Best regards,

CrossingBridge

Name: [INSERT NAME]
Title: Chief Compliance Officer
I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, CrossingBridge, at the above-listed address.

Signature of Employee:

Name:

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APPENDIX G         INSIDER TRADING PROCEDURES

I.	POLICY STATEMENT ON INSIDER TRADING

CrossingBridge forbids any employee from trading, either personally or on behalf of others, including Advisory Clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” CrossingBridge’s policy applies to every employee and extends to activities within and outside their duties at CrossingBridge’s principal office. Every employee must read and retain this policy statement.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer (including 34 Act Rule 10b-5) to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material non-public information; or

•	trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any employee has any questions they should consult the Chief Compliance Officer.

A.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, CrossingBridge may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.	What is Material Information?

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Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to:

•	dividend changes;

•	earnings estimates (or results);

•	changes in previously released earnings estimates;

•	significant merger or acquisition proposals or agreements;

•	major litigation;

•	liquidation problems; and

•	extraordinary management developments.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

C.	What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

D.	What is a Duty of Trust or Confidence?

Securities and Exchange Commission Rule 10b5-2 sets forth a non-exclusive list of three situations in which a person has a duty of trust or confidence deriving from a personal or family relationship for purposes of the “misappropriation” theory of insider trading liability (see below). The three listed situations in which a person receives material nonpublic information in violation of a duty of trust or confidence are:

(a)	whenever a person agrees to maintain information in confidence;

(b)

when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material nonpublic information expects that the recipient will maintain the

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confidentiality of the information (this is a facts and circumstances test based on the expectation of the parties in light of their overall relationship); and

(c)	when a person receives or obtains material nonpublic information from certain enumerated close family members: spouses, parents, children, and siblings.

Employees of CrossingBridge should be aware of the fact that this list in non- exclusive. In other words there are many other types of relationships, business and other, from which a duty of trust or confidence may be inferred. When a person reveals material nonpublic information received as a result of a relationship that gives rise to a duty of trust or confidence, that person violates that duty and the revealed information may be deemed to have been “misappropriated” for purposes of the misappropriation theory of insider trading liability.

E.	Basis for Liability

(1)	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

(2)	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra the Court found, in 1987, a columnist defrauded

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the Wall Street Journal when he stole information from the journal and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

F.	Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by CrossingBridge, including dismissal of the persons involved.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

(a)	civil injunctions;

(b)	treble damages;

(c)	disgorgement of profits;

(d)	jail sentences;

(e)	fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and

(f)	fines for the employer or other controlling person of up to the greater of $100,000 or three times the amount of the profit gained or loss avoided.

II.	PROCEDURES TO IMPLEMENT CROSSINGBRIDGE’S POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid employees in avoiding insider trading, and to aid CrossingBridge in preventing, detecting and imposing sanctions against insider trading. Every employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

A.	Identifying Insider Information

(1)	Before engaging in personal trading and trading for Advisory Clients in the securities of a company about which there may be potential insider information, the following questions should be asked:

(a)	Is the information material? Is this information that an investor would consider important in making his or her investment

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decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(b)	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

(2)	If, after consideration of the above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

(a)	The matter should be reported immediately to the Chief Compliance Officer.

(b)	The securities should not be purchased personally or on behalf of an Advisory Client.

(c)	The information should not be communicated inside or outside CrossingBridge, other than to the Chief Compliance Officer.

(d)	After the Chief Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), the prohibitions against trading and communication shall be continued or trading and communication of the information shall be permitted.

B.	Restricting Access to Material Non-Public Information

If an employee is in possession of information that he or she has identified as material and non-public such information may not be communicated to anyone, including persons within CrossingBridge, except as provided in Section II.A. (2). In addition, care should be taken so that such information is secure.

C.	Resolving Issues Concerning Insider Trading

If after consideration of the items set forth in Section II.A., doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer who may consult with outside counsel before trading or communicating the information to anyone.

Note: Also refer to Appendix N “Material Non-Public Information, Confidentiality Agreements, Restricted Securities List”

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APPENDIX H TRADE ERROR FORM

Security:

Cusip/Symbol:

Trade Date:

Settlement Date:

Broker:

Description of Trade Error:

How was the trade error resolved?

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature

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APPENDIX I            ACCESS PERSONS OF CROSSINGBRIDGE

David K Sherman

Jonathan Barkoe

Jonathan I. Berg

Oren M. Cohen

Michael DeKler

Thomas M. Doss

Bruce A Falbaum

Alyson Gardner

Gregory Voetsch

Thomas Kirk Whitney

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APPENDIX J            ANTI-MONEY LAUNDERING POLICY & PROCEDURES

I.	STATEMENT OF POLICY

CrossingBridge is strongly committed to preventing the use of its operations for money laundering or any activity which facilitates money laundering or the funding of terrorist or criminal activities. Accordingly, CrossingBridge will comply with all applicable laws and regulations designed to combat money laundering activity and terrorist financing, including the USA Patriot Act, and will cooperate with the appropriate authorities in efforts to prevent any such misuse of the securities markets. Every employee is required to act in furtherance of this policy statement to protect CrossingBridge from exploitation by money launderers or terrorists. CrossingBridge is establishing this Anti-Money Laundering Policy & Procedures (the “Procedures”) pursuant to Section 352 of the USA Patriot Act.

II.	DESIGNATION OF AN AML COMPLIANCE OFFICER

CrossingBridge has designated [the Chief Compliance Officer] as the AML Compliance Officer. The AML Compliance Officer has the overall responsibility for CrossingBridge’s Anti-Money Laundering Program (the “AML Program”). The AML Compliance Officer is responsible for, among other things: (i) coordinating and monitoring the Adviser’s day-to-day compliance with applicable anti-money laundering laws and regulations and with the AML Program; (ii) updating the AML Program as and when necessary; (iii) providing for employee AML training programs so that employees have the knowledge necessary to comply with the AML Program; and (iv) reviewing all reports from employees of suspicious activity and taking suitable action with respect to such reports. Any suspicious questions from or disclosure by, or activities of, existing or prospective investors in pooled investment vehicles (“Investors”) that are managed by CrossingBridge or its affiliates, as well as any questions regarding the Procedures should be brought promptly to the attention of the AML Compliance Officer.

III.	PROCEDURES

All Access Persons should take appropriate steps to prevent money laundering and to comply with applicable law and regulations. In furtherance of these goals, CrossingBridge has implemented the following procedures:

A.	Check the names of all clients and any third parties involved in wire transfers against the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (which may be accessed on the web at http://www.treas.gov/ofac), and refuse to accept investments from any such listed parties.

B.	Review agreements with and AML Programs of third party service providers (such as fund administrators and prime brokers) to ensure that they have adopted appropriate AML Programs and have assume

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responsibility for aspects of CrossingBridge’s AML Program where appropriate.

C.	Require that appropriate CrossingBridge personnel, as assigned, will monitor activity in Investor accounts for suspicious financial activities and bring such information to the attention of the AML Compliance Officer immediately, including the following:

•	transactions in cash or money orders;

•	transactions with foreign shell banks, banks with post office box addresses or banks located in countries without AML laws;

•	transactions with an Investor in which monies are received from a non-subscribing third party;

•	excessive frequency of contributions and withdrawals by an Investor;

•	transactions by or for the benefit of senior foreign political figures, their immediate family members and/or close associates;

•	distributions to an Investor through any account other than the original wiring account of such Investor; and

•	reluctance to provide additional information, including information regarding the identity of beneficial owners, or to answer questions when requested.

Although no single activity or factor is necessarily indicative of suspicious activity, all such instances should be reported to the AML Compliance Officer. The AML Compliance Officer will evaluate such activities together with other factors, such as the length of time CrossingBridge has known the Investor, and any other relationships CrossingBridge or its senior management or employees have with such Investor. It is the ultimate responsibility of the AML Compliance Officer to determine whether or not any such reported activity warrants further action.

IV.	AML TRAINING

The AML Compliance Officer will provide Access Persons with AML training at the adoption of these Procedures and, thereafter, at the commencement of any employee’s employment, and at least annually to augment this AML Policy. The AML training program will consist of a review of these Procedures and any additional programs and materials as the AML Compliance Officer deems necessary or appropriate from time to time.

Access Persons are also encouraged to educate themselves on current money laundering detection and prevention trends and techniques, and to suggest any changes or additions to these Procedures and the AML training program based on their findings.

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APPENDIX K            GIFTS AND BUSINESS ENTERTAINMENT

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with the responsibilities to CrossingBridge and its Advisory Clients. Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or Access Person.

The terms “gifts” and “business entertainment” are intended to be construed broadly and include accepting any item of value, including meals, lodging, travel, cash, investments, merchandise, loans and expense reimbursements. An exception is made for gifts that are promotional in nature such as pens, umbrellas, shirts, and the like which are inscribed with the giver’s name or brand.

An important distinction exists between a gift and business entertainment. For an item to be considered business entertainment, the giver must be present at the event/meal. For an example, if an Access Person receives theater tickets, the tickets are “business entertainment” only if the giver attends the event. If not, the tickets should be treated as a “gift” for purposes of this policy.

Cash

No Access Person may give or accept cash gifts or cash equivalents to or from a client, a prospective client, or any person or entity that does business with or seeks to do business with or on behalf of CrossingBridge.

Gifts

No Access Person may receive any gift, service, or other item of value in excess of $250.00 per individual per year from any person or entity that does or seeks to do business with or on behalf of CrossingBridge. No Access Person may give or offer any gift, service, or other item of value in excess of $250.00 per individual per year to any person where the gift relates to the business of the recipient’s employer.

The prohibitions in this paragraph do not apply to gifts to persons with whom the Access Person has a family or other personal relationship that exists apart from his or her association with CrossingBridge. These prohibitions also shall not apply to ordinary business entertainment hosted by CrossingBridge as long as such entertainment is neither so frequent nor so extensive as to raise any questions of propriety.

Exceptions to the gift limit may be made by the CCO.

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Business Entertainment

No Access Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of CrossingBridge. Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Gifts Reporting Procedure

All gifts received and given must be reported, in a timely manner, to the CCO via email if the value is reasonably judged to exceed $100.00. Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event. An Access Person should use reasonable judgment in estimating the value of any gift received. Any questions about the fair market value of a gift should be referred to the CCO. CrossingBridge’s CCO maintains a gift log, a sample of which is set forth as an Appendix L.

Special requirements may apply with regard to gifts or business entertainment directed to employees of a public pension plan (including state or municipal pension funds) or Taft-Hartley pension plan. Access Persons are prohibited from giving or providing any gift, other than in connection with a personal exemption, to any official or employee of a pubic fund or Taft-Hartley plan without the express prior approval of the CCO.

There will be an annual Access Person compliance attestation included with Appendix A.

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Appendix L

Gift Log

CrossingBridge Employee	Date	Action (given or received)	Name of giver/recipient	Relationship (client/potential client/other)	Approximate Value	Description or notes

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APPENDIX M                    POLITICAL CONTRIBUTIONS

On June 30, 2010 the Securities Exchange Commission adopted new rules under section 206(4) of the Investment Advisers Act to curtail the corrupting influences of certain political campaign contributions know as “pay to play.” As a result it is CrossingBridge’s policy that no Access Person may make a contribution to an elected official in a position to influence the selection of an investment adviser or a candidate for such office but for the following two exceptions. An Access Person may make contributions up to $350 per election per candidate if the contributor is entitled to vote for the candidate and up to $150 per election per candidate if the contributor is not entitled to vote for the candidate.

In addition, no Access Person may ask another person or political action committee to make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of an investment adviser. Likewise, no Access Person may make a payment to a political party of a state or locality where the adviser is seeking to provide advisory services. Furthermore, no Access Person may pay a third party solicitor or placement agent to solicit a government client unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions. Lastly, no Access Person may direct or fund “contributions through third parties such as spouses, lawyers or companies related to the adviser, if that conduct would violate the rule if the adviser did it directly.”

Exceptions to the contribution limit may be made by the CCO.

Each Access Person must certify compliance with the Political Contributions policy annually.

For more information see SEC release 2010-116 dated June 30, 2010.

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APPENDIX N

MATERIAL NON-PUBLIC INFORMATION, CONFIDENTIALITY AGREEMENTS,

RESTRICTED SECURITIES LIST (TO BE REVIEWED IN CONNECTION WITH

COMPLIANCE MANUAL SECTIONS X & XII AND APPENDIXES F & G)

Information is non-public until it has been effectively communicated to the marketplace. Information is material if a reasonable investor would consider it important in making investment decisions or if it is reasonably certain to have a substantial effect on the price of a company’s securities. Since securities laws and CrossingBridge’s policies expressly prohibit trading of public securities while in the possession of material non-public information, Access Persons should take care to avoid receiving material non-public information. In the event material non-public information comes into the possession of CrossingBridge or its Access Persons, it should be immediately reported to the Chief Compliance Officer. Access to such information is to be restricted and protected from dissemination.

From time to time, it is necessary to execute so-called “confidentiality agreements” in order to receive investment information. One example of when this is necessary is when considering a bank loan investment. Generally, CrossingBridge takes the confidentiality agreement election to receive publically available information. If the election is taken or changed to include non-public information, that information should be immediately communicated to the Chief Compliance Officer. Upon its execution, all confidentiality agreements should be forwarded to the Chief Compliance Officer who maintains the central record.

The Chief Compliance Officer maintains a list (the “Restricted List”) of companies whose securities are deemed appropriate for implementation of trading restrictions. From time to time, such trading restrictions may be appropriate to protect CrossingBridge and its employees from potential violations, or the appearance of violations, of securities laws including those on “insider trading.” The contents of the Restricted List will be treated as confidential information.

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APPENDIX O                    CLIENT PRIVACY NOTICE

Your privacy is very important to us. We consider investor confidentiality to be a professional obligation of the utmost importance This Privacy Notice sets forth the policies of (the “Partnership”) with respect to non-public personal information of its investors, prospective investors and former investors.

You provide us with personal information, such as your address, social security number, assets and/or income information: (i) in the Subscription Agreement and related documents; (ii) in correspondence and conversations with the Partnership’s representatives; and (iii) through transactions in the Partnership.

We do not disclose any of this personal information about our Investors, prospective Investors or former Investors to anyone, other than to our affiliates, such as the management company of the Partnership, and except as permitted by law, such as to our attorneys, auditors, brokers, and regulators and certain service providers, in such case, only as necessary to facilitate the acceptance and management of your investment. Thus, it may be necessary, under anti-money laundering and similar laws, to disclose information about the Partnership’s investors in order to accept subscriptions from them. We will also release information about you if you direct us to do so, if compelled by law, or in the connection with any government or self-regulatory organization request or investigation.

The Investor acknowledges that under applicable law, other investors in the Partnership may be entitled to review the books and records of the Partnership and may be entitled to see a list of the Partnership’s investors and certain account information. The Investor explicitly consents to disclosure of the fact of his or her investment in the Partnership, his or her mailing address and his or her Capital Contribution to other investors in the Partnership.

We seek to carefully safeguard your private information and, to that end, restrict access to non- public personal information about you to those employees and other persons who need to know the information to enable the Partnership to provide services to you. We maintain physical, electronic and procedural safeguards to protect your non-public personal information.

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APPENDIX P                    FIXED INCOME TRADE ALLOCATION PROCEDURE

When an aggregated fixed income trade is placed, a written Allocation Statement is prepared specifying the participating client accounts, the intended allocation of the order among those clients, and the basis for the allocation. For trades initiated by a broker, an Allocation Statement may not be practical. In those cases, the trade ticket is marked “unsolicited.” Upon execution, a Bloomberg Trade Ticket including price and the client allocations is generated. By the end of the trade day, a Master Trade Ticket is then prepared including the basis and method of any allocation necessary.

If the order is filled in its entirety, it will be allocated among clients in accordance with the Allocation Statement. Notwithstanding the foregoing, the order may be allocated on a basis different from that specified in the Allocation Statement if all client accounts receive fair and equitable treatment, the reason for the different allocation is explained in writing, and a Compliance Officer (or in their absence the Portfolio Manager) approves it in writing no later than one hour after market opening for the trading day following the day the order was executed.

If the order is partially filled, the trade is allocated taking into account the various factors and principles outlined in the Trade Allocation Policy above. It may be allocated on a pro rata or other fair and equitable basis among the client accounts based on the original order to the nearest round trading lot. In some circumstances, an automatic pro-rata allocation may be inappropriate. For example, for new bond issues, it may be more appropriate to allocate a partial fill on a rotational basis or alternatively, asset size and target weighting may be used. If an order is not allocated on a pro-rata basis, an explanation needs to be made on the trade ticket.

If the order is split filled, it will be allocated at the average execution price. Aggregated trades are allocated on the trade date. No reallocations are permitted from one account to another except where the original allocation was done in error.

The allocation for each trade is documented by way of a Master Trade Ticket by the end of the day on which the order is filled. Copies of each Bloomberg Trade Ticket along with the Allocation Statement and the Master Trade Ticket are maintained in the Trade Ticket Binder. Periodically, a Compliance Officer reviews the Trade Ticket Binder for aggregated trades.

NEW ISSUES

With new fixed income issues, the offering allocation may be substantially less than the amount ordered. In those circumstances, the securities received may be allocated among accounts on a rotational basis. If the securities are registered, all managed accounts are potentially eligible, subject to account investment guidelines. If the securities are issued under a rule 144A exemption, only those accounts qualified to purchase 144A securities will be included in the rotation. A rotation log will be kept including both registered and 144A securities.

Note that the Bloomberg Trade Tickets include time of execution. Examples of a Bloomberg Trade Ticket, Allocation Statement, and a Master Trade Ticket are attached as exhibits I, II, and III.

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APPENDIX Q                    VALUATIONS OF SECURITIES

Policy

As a registered investment adviser and a fiduciary to our advisory clients, CrossingBridge has adopted this policy which requires that all client portfolios and investments reflect current, fair and accurate market valuations. Any pricing errors, adjustments or corrections are to be verified, preferably through independent sources, and reviewed and approved by CrossingBridge’s Portfolio Manager.

Background

As a fiduciary, CrossingBridge must always place our client’s interests first and foremost. This includes pricing processes which insure fair, accurate and current valuations of client securities. Proper valuations are necessary for accurate performance calculations and fee billing purposes, among others. The many possible investments, various pricing sources, and diverse characteristics of investment vehicles require periodic reviews, testing, and exception reporting. Furthermore, approvals and documentation of pricing changes are necessary with appropriate summary disclosures as to the firm’s pricing policy and practices. Independent custodians of client accounts may serve as a pricing source.

Responsibility

The Portfolio Manager has overall responsibility for CrossingBridge’s pricing policy, determining pricing sources and pricing practices including reviews and re-pricing practices to insure fair, accurate and current valuations.

Procedure

CrossingBridge has adopted procedures to implement its policy. Reviews are conducted to monitor and insure that the policy is observed. These include the following:

•	CrossingBridge uses recognized and independent market participants for timely valuation information.

•	The Chief Compliance Officer will arrange for periodic reviews of valuation information to identify any incorrect, stale or mispriced securities.

•	Any errors in pricing or valuations are to be resolved promptly with re-pricing information obtained, reviewed and approved by the Chief Compliance Officer.

•	Securities where ready valuation information is not available are to be reviewed and priced by the Portfolio Manager in good faith to reflect the securities fair and current market value.

When determining a valuation method, the following should generally be considered: fundamental analytical data relating to the investment, the nature and duration of any restrictions on disposition of the securities, and an evaluation of the forces that influence the market in which the securities are purchased or sold. When valuing an individual issue of securities, the following factors, among

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others, should be considered: type of security, financial statements, cost at date of purchase, size of holding and trading volumes, the most recent closing price, for restricted securities, any discount from the market value of unrestricted securities of the same class at the time of purchase, the existence of a shelf registration for restricted securities, analysts’ reports, government actions or pronouncements, and news events, the existence of merger proposals or tender offers that might affect the securities, price and extent of public trading in similar securities of the issuer or similar companies and other relevant matters, the value of other instruments, such as derivatives, changes in interest rates, and value of baskets of securities traded on other markets.

When making a fair value determination, the information and factors considered should be documented in writing and retained.

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APPENDIX R                    ACCOUNT RECONCILIATION

Policy

CrossingBridge’s policy is to reconcile Fund and separately managed accounts on a daily, weekly and monthly basis. Cash for all accounts is reconciled by the Chief Financial Officer on a daily basis. Positions are reconciled by the Chief Financial Officer on a daily or weekly basis depending on the activity in the account.

For all separately manage accounts CrossingBridge will email out the investment portfolio for each account within 5 business days after month end. For the Funds CrossingBridge emails out investor capital balances within 5 business days after month end.

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